NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX ADDS DAVID SUTHERLAND TO BOARD OF DIRECTORS
     CHICAGO, July 30 - GATX Corporation (NYSE:GMT) reported that David S. Sutherland was elected by the GATX Board of Directors to serve as an independent director.
     “Dave brings exceptional experience to GATX, having run IPSCO, a successful international, public company,” said Brian A. Kenney, chairman and CEO of GATX Corporation. “In addition, his extensive knowledge of the steel industry will be invaluable to GATX. I am pleased he has joined our outstanding group of independent directors.”
     Mr. Sutherland recently retired as president and chief executive officer of IPSCO, Inc., a leading steel producer in North America that was acquired by a foreign steel manufacturer last month. He joined IPSCO in 1977, holding positions of increasing responsibility throughout Canada and the U.S. and served as president and CEO from January 2002 to June 2007. Mr. Sutherland holds a Bachelor of Commerce degree from University of Saskatchewan and a Masters of Business Administration from the Katz Graduate School of Business at the University of Pittsburgh. He served as a director of the Steel Manufacturers Association, the Canadian Steel Producers Association, the International Iron and Steel Institute and the National Association of Manufacturers.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(07/30/07)